PELLEGRINO, LLC

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Michael T. Pellegrino
Attorney at Law
Admitted in Pennsylvania
& New Jersey

May 17, 2019

Board of Trustees of Alpha Architect ETF Trust 213 Foxcroft Road Broomall, PA 19008

Subject:	Post-Effective Amendment No. 17 to the Registration Statement on Form N-1A of Alpha Architect ETF Trust, a Delaware statutory trust, Registration No. 333-195493; File No. 811-22961

Gentlemen:

Pellegrino, LLC (the “Firm”) has acted as counsel to Alpha Architect ETF Trust, a Delaware statutory trust (the “Trust”), including its new series, for Freedom 100 Emerging Markets ETF (the “Series”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Post-Effective Amendment No. 17 to the Registration Statement of the Trust on Form N-1A under the Securities Act of 1933, as amended, and Amendment No. 20 to such Registration Statement under the Investment Company Act of 1940, as amended (the “Amendment”).

The Firm has reviewed the Trust’s Agreement and Declaration of Trust, By-Laws and resolutions adopted by the Trust’s Board of Trustees, and such other legal and factual matters as it has deemed appropriate.

This opinion is based exclusively on the Delaware Statutory Trust Act and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

The Firm has assumed the following for purposes of this opinion:

 1. The shares of the Series will be issued in accordance with the Trust’s Agreement and Declaration of Trust, By-Laws and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares of the Series.

 2. The Series’ shares will be issued against payment therefor as described in the Series’ then-

Board of Trustees of Alpha Architect ETF Trust
May 17, 2019

current Prospectus and Statement of Additional Information relating thereto and that such payment will have been at least equal to the applicable offering price.

On the basis of the foregoing, it is the Firm’s opinion that, when issued and paid for upon the terms provided in the Amendment, the shares of beneficial interest, without par value, of the Series to be issued pursuant to the Amendment will be validly issued, fully paid and non-assessable.

 The Firm hereby consents to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Amendment.  In giving this consent, the Firm does not concede that it is in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

 /s/ Pellegrino, LLC
 Pellegrino, LLC